Exhibit 23.1

Consent of Independent Auditors

Managing Members
Tea Leaves Health, LLC:

We consent to the incorporation by reference in the registration statements (Nos. 333-201541 and 333-195029) on Form S-8 of Everyday Health, Inc. of our report dated June 24, 2015, with respect to the balance sheets of Tea Leaves Health, LLC as of December 31, 2014 and 2013, and the related statements of income, changes in members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in the Form 8-K/A of Everyday Health, Inc. dated October 21, 2015.

/s/ R.D. McClendon CPA, P.C.

Newnan, Georgia
October 21, 2015